EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Announces First Quarter 2019 Financial Results

First Quarter Highlights Include:

  Record revenue of $95.8 million for the first quarter was 15.2% higher than the first quarter of 2018.

  Environmental Services segment revenue was a first quarter record of $66.5 million, an increase of 15.7% compared to the first quarter of 2018.

  Oil Business segment revenue was $29.3 million, an increase of 14.0% compared to the first quarter of 2018.

  Environmental Services segment profit before corporate selling, general, and administrative expenses increased $1.4 million, or 10.8%, compared to the first quarter of 2018.

  Cash flow from operations for the quarter was $9.2 million compared to ($0.5) million in the first quarter of 2018.

ELGIN, Ill., May 01, 2019 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq: HCCI), a leading provider of parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily focused on small and mid-sized customers, today announced results for the first quarter which ended March 23, 2019.

First Quarter Review

Revenues for the first quarter of 2019 were $95.8 million compared to $83.1 million for the same quarter of 2018, an increase of 15.2%.

Operating margin decreased to 10.7% compared to 14.3% in the first quarter of 2018 mainly driven by lower spreads in our Oil Business segment. Our first quarter SG&A expense as a percentage of revenue remained flat at 14.1% compared to the same period in 2018 as higher revenue was mainly offset by higher professional services fees and retirement costs.

Net loss attributable to common shareholders for the first quarter was $(2.5) million compared to net loss attributable to common shareholders of $(0.1) million in the year earlier quarter. Basic loss per share was $(0.11) in the first quarter of fiscal 2019 compared to basic loss per share of $(0.01) in the first quarter of fiscal 2018.

Segments

Our Environmental Services segment includes parts cleaning, containerized waste, vacuum services, antifreeze recycling, and field services. Environmental Services revenue was $66.5 million during the quarter compared to $57.5 million during the first quarter of fiscal 2018. The 15.7% increase in revenue was driven by growth in all of our product and service lines with the strongest growth in our antifreeze, vacuum, and containerized waste businesses. Excluding the impact of the adoption of ASC 842, Environmental Services revenue would have been approximately $68.7 million, with a growth rate of approximately 19.5%. Environmental Services profit before corporate selling, general, and administrative expenses was $14.7 million or 22.1% of revenue, compared to $13.3 million or 23.1% in the year ago quarter. The $1.4 million increase was mainly driven by higher revenue, partially offset by higher labor, disposal costs and a one-time adjustment related to the adoption of a new lease accounting standard. Excluding the impact of the adoption of the new lease accounting standard operating margin in the Environmental Services segment would have been approximately 24.6%. See "Adoption of Lease Accounting Standard" below for more information.

President and CEO Brian Recatto commented, "We continue to see strong performance across all lines-of-business in our Environmental Services segment. We expect the positive momentum in this segment to continue throughout the remainder 2019."

Our Oil Business segment includes used oil collection activities, re-refining activities, and sales of recycled fuel oil. During the first quarter of fiscal 2019, Oil Business revenues increased 14.0% to $29.3 million compared to $25.7 million in the first quarter of fiscal 2018. The revenue increase was mainly due to an increase in the volume of base oil gallons sold, partially offset by a decrease in our selling price. Oil Business segment operating margin fell to (15.3%) in the first quarter of 2019 compared to (5.4%) in the first quarter of fiscal 2018. The lower operating margin compared to the first quarter of 2018 was mainly due to a decrease in the spread between our feedstock costs and the selling price for base oil. While we were able to increase our base oil production compared to the first quarter of 2018, we still operated the re-refinery at sub-optimal rates which contributed to our negative operating margin performance.

Recatto commented, "As expected we experienced downward pressure on our base oil price during the first quarter resulting in significant compression of our base oil spread. We also experienced a mechanical failure at our re-refinery which led to unscheduled downtime. The compressed spreads and unscheduled downtime combined to drive down profitability in our Oil Business segment. We have seen multiple base oil price increases and widening spreads early in the second quarter, and our re-refinery has returned to normal operations."

Adoption of Lease Accounting Standard

On December 30, 2018, the Company adopted Accounting Standards Update 2016-02: Leases (Topic 842). This update was issued to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet. The adoption resulted in the recognition of $65.0 million of right of use assets and $65.0 million of lease liabilities. In the first quarter of 2019, the adoption of the standard resulted in a one-time decrease in revenue and pre-tax income of $2.2 million in our Environmental Services segment.

Safe Harbor Statement

All references to the “Company,” “we,” “our,” and “us” refer to Heritage-Crystal Clean, Inc., and its subsidiaries.

This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: general economic conditions and downturns in the business cycles of automotive repair shops, industrial manufacturing businesses and small businesses in general; increased solvent, fuel and energy costs and volatility in the price of crude oil, the selling price of lubricating base oil, solvent, fuel, energy, and commodity costs; our ability to successfully integrate businesses that we acquire; our ability to enforce our rights under the FCC Environmental purchase agreement; our ability to pay our debt when due and comply with our debt covenants; our ability to successfully operate our used oil re-refinery and to cost effectively collect or purchase used oil or generate operating results; increased market supply or decreased demand for base oil; further consolidation and/or declines in the United States automotive repair and manufacturing industries; the impact of extensive environmental, health and safety and employment laws and regulations on our business; legislative or regulatory requirements or changes adversely affecting our business; competition in the industrial and hazardous waste services industries and from other used oil processing facilities including other re-refineries; claims and involuntary shutdowns relating to our handling of hazardous substances; the value of our used solvents and oil inventory, which may fluctuate significantly; our ability to expand our non-hazardous programs for parts cleaning; our dependency on key employees; our level of indebtedness, which could affect our ability to fulfill our obligations, impede the implementation of our strategy, and expose us to interest rate risk; our ability to effectively manage our extended network of branch locations; the control of The Heritage Group over the Company; and the risks identified in our Annual Report on Form 10-K filed with the SEC on March 6, 2019 and subsequent filings with the SEC. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily to small and mid-sized customers in the vehicle maintenance sector as well as manufacturers and other industrial businesses.  Our service programs include parts cleaning, containerized waste management, used oil collection and re-refining, vacuum truck services, waste antifreeze collection, recycling and product sales, and field services.  These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens.  Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small-to-medium sized manufacturers, such as metal product fabricators and printers, and other industrial businesses. Through our used oil re-refining program, we recycle used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants. Through our antifreeze program we recycle spent antifreeze and produce a full line of virgin-quality antifreeze products.  Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 91 branches serving over 90,000 customer locations.

Conference Call

The Company will host a conference call on Thursday, May 2, 2019 at 9:30 AM Central Time, during which management will give a brief presentation focusing on the Company's operations and financial results. Interested parties can listen to the audio webcast available through our company website, http://crystal-clean.com/investor-relations/, and can participate in the call by dialing (720) 545-0014.

The Company uses its website to make information available to investors and the public at www.crystal-clean.com.

CONTACT

Mark DeVita, Chief Financial Officer, at (847) 836-5670

Heritage-Crystal Clean, Inc.
Condensed Consolidated Balance Sheets
(In Thousands, Except Share and Par Value Amounts)
(Unaudited)

	March 23, 2019	December 29, 2018

ASSETS
Current assets:
Cash and cash equivalents	$42,692	$43,579
Accounts receivable - net	53,326	51,744
Inventory - net	29,661	33,059
Other current assets	4,914	6,835
Total current assets	130,593	135,217
Property, plant and equipment - net	144,796	139,987
Right of use assets	62,929	—
Equipment at customers - net	23,839	23,814
Software and intangible assets - net	17,070	14,681
Goodwill	32,358	34,123
Total assets	$411,585	$347,822

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$34,858	$32,630
Current portion of lease liabilities	18,433	—
Contract liabilities - net	2,399	166
Accrued salaries, wages, and benefits	4,483	6,024
Taxes payable	6,290	6,120
Other current liabilities	5,986	5,089
Total current liabilities	72,449	50,029
Lease liabilities, net of current portion	44,298	—
Long-term debt	29,116	29,046
Deferred income taxes	13,544	14,516
Total liabilities	$159,407	$93,591

STOCKHOLDERS' EQUITY:
Common stock - 26,000,000 shares authorized at $0.01 par value, 23,120,998 shares and 23,058,584 shares issued and outstanding at March 23, 2019 and December 29, 2018, respectively	$231	$231
Additional paid-in capital	197,909	197,533
Retained earnings	53,307	55,819
Total Heritage-Crystal Clean, Inc. stockholders' equity	251,447	253,583
Noncontrolling interest	731	648
Total equity	252,178	254,231
Total liabilities and stockholders' equity	$411,585	$347,822

Heritage-Crystal Clean, Inc.
Condensed Consolidated Statements of Income
(In Thousands, Except per Share Amounts)
(Unaudited)

	First Quarter Ended,
	March 23, 2019	March 24, 2018
Revenues
Service revenues	$56,366	$54,137
Product revenues	35,858	29,010
Rental income	3,548	—
Total revenues	$95,772	$83,147

Operating expenses
Operating costs	$82,483	$68,386
Selling, general, and administrative expenses	12,396	11,022
Depreciation and amortization	4,136	3,643
Other (income) expense - net	(58)	389
Operating loss	(3,185)	(293)
Interest expense – net	230	245
Loss before income taxes	(3,415)	(538)
Benefit from income taxes	(986)	(436)
Net loss	(2,429)	(102)
Income attributable to noncontrolling interest	83	18
Net loss attributable to Heritage-Crystal Clean, Inc. common stockholders	$(2,512)	$(120)

Net loss per share: basic	$(0.11)	$(0.01)
Net loss per share: diluted	$(0.11)	$(0.01)

Number of weighted average shares outstanding: basic	23,117	22,962
Number of weighted average shares outstanding: diluted	23,117	22,962

Heritage-Crystal Clean, Inc.
Reconciliation of Operating Segment Information
(Unaudited)

First Quarter Ended,
March 23, 2019
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated
Revenues
Service revenues	$52,875	$3,491	$—	$56,366
Product revenues	10,137	25,721	—	35,858
Rental income	3,484	64	—	3,548
Total revenues	$66,496	$29,276	$—	$95,772
Operating expenses
Operating costs	50,163	32,320	—	82,483
Operating depreciation and amortization	1,636	1,434	—	3,070
Profit (loss) before corporate selling, general, and administrative expenses	$14,697	$(4,478)	$—	$10,219
Selling, general, and administrative expenses			12,396	12,396
Depreciation and amortization from SG&A			1,066	1,066
Total selling, general, and administrative expenses			$13,462	$13,462
Other income - net			(58)	(58)
Operating loss				(3,185)
Interest expense – net			230	230
Loss before income taxes				$(3,415)

First Quarter Ended,
March 24, 2018
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated
Revenues
Service revenues	$51,032	$3,105	$—	$54,137
Product revenues	6,444	22,566	—	29,010
Total revenues	$57,476	$25,671	$—	$83,147
Operating expenses
Operating costs	42,725	25,661	—	68,386
Operating depreciation and amortization	1,490	1,389	—	2,879
Profit (loss) before corporate selling, general, and administrative expenses	$13,261	$(1,379)	$—	$11,882
Selling, general, and administrative expenses			11,022	11,022
Depreciation and amortization from SG&A			764	764
Total selling, general, and administrative expenses			$11,786	$11,786
Other expense - net			389	389
Operating loss				(293)
Interest expense – net			245	245
Loss before income taxes				$(538)

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Loss Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA) and to Adjusted EBITDA
(Unaudited)

	First Quarter Ended,

(thousands)	March 23, 2019	March 24, 2018

Net loss	$(2,429)	$(102)

Interest expense - net	230	245

Benefit from income taxes	(986)	(436)

Depreciation and amortization	4,136	3,643

EBITDA (a)	$951	$3,350

Adoption of ASC 842 lease accounting standard (b)	2,202	—

Non-cash compensation (c)	889	828

Retirement costs (d)	656	—

Implementation costs of ASC 842(e)	$355	$—

Adjusted EBITDA (e)	$5,053	$4,178

(a)	EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders, and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.

(b)	Revenue deferred during the first quarter from the adoption of ASC 842 lease accounting standard.

(c)	Non-cash compensation expenses which are recorded in SG&A.

(d)	Cost associated with retirement of our former SVP Sales.

(e)	One-time cost associated with the implementation of ASC 842.

(f)	We have presented Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it may be used by analysts, investors, our lenders, and other interested parties in the evaluation of our performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

Use of Non-GAAP Financial Measures

Adjusted net loss and adjusted net loss per share are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as substitute for, financial measures prepared in accordance with GAAP. Management believes that adjusted net loss and adjusted net loss per share provides investors and management useful information about the loss impact on the revenue adjustment from the adoptions of ASC 842 and retirement costs for the first fiscal quarter of 2019 compared to loss in the first fiscal quarter of 2018.

Reconciliation of our Net Loss and Net Loss Per Share Determined in Accordance with U.S. GAAP to our Non-GAAP Adjusted Net Loss and Non-GAAP Adjusted Diluted Loss Per Share
(In thousands, except per share amounts)

	First Quarter Ended,

	March 23, 2019	March 24, 2018

GAAP net loss	$(2,429)	$(102)

Adoption of ASC 842 lease accounting standard	2,202	—

Retirement costs	656	—

ASC 842 Implementation cost	355

Net tax effect of items above	(927)	—

Adjusted net loss	$(143)	$(102)

GAAP diluted earnings per share	$(0.11)	$(0.01)

Adoption of ASC 842 lease accounting standard per share	0.10	—

Retirement costs per share	0.03	—

ASC 842 Implementation cost per share	0.02

Net tax effect per share of items above	(0.04)	—

Adjusted diluted loss per share	$—	$(0.01)